STOCK PURCHASE AGREEMENT

AGREEMENT dated as of the 30th day of October, 2008 (the “Effective Date”) by and between Shuffle Master, Inc. (“Seller”) with an address at 1106 Palms Airport Drive, Las Vegas, Nevada 89119 and Shawn Kreloff (“Buyer”) with an address c/o Hodgson Russ LLP, 1540 Broadway, 24th Floor, New York, NY 10036, attention: Asher Gaffney.

Buyer desires to purchase from Seller and Seller desires to sell to Buyer shares of common stock and a warrant to purchase shares of common stock of Sona Mobile Holdings Corp. (“Corporation”) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Purchase of Stock and Warrant.

As of the Effective Date, Seller hereby conveys, transfers, and assigns, to Buyer, and Buyer hereby purchases and accepts from Seller, 3,974,359 shares of common stock of the Corporation (collectively, the “Shares”) and Warrant No. 2006-6 (the “Warrant”). Immediately upon receipt of the Purchase Price, Seller shall deliver to Buyer by national recognized overnight courier or as otherwise reasonably instructed by Buyer (collectively “Courier”) stock powers (the “Stock Powers”) separate from the stock certificates constituting all the Shares (the “Certificates”) and an assignment of the Warrant to effect such transfers, accompanied by a medallion guaranty. The Certificates currently bear restrictive legends (the “Legends”) and Seller hereby agrees to have all Legends removed from the Certificates within twenty (20) business days of the Effective Date. Upon Seller’s receipt of the unlegended Certificates, but not more than 25 business days after the Effective Date, Seller shall deliver to Buyer by Courier the Certificates accompanied by the Stock Powers, as modified as may be required to reflect new identification numbers, if any, for the unlegended Certificates. Notwithstanding anything contained herein to the contrary, title to the Shares and the Warrant shall pass from Seller to Buyer on the Effective Date.

2.	Purchase Price.

The purchase price for the Shares and Warrant being sold pursuant to paragraph 1 above is $0.01632968 per share for the Shares and $100 for the Warrant (collectively, the “Purchase Price”). The Purchase Price for the Shares and the Warrant shall be delivered to Seller on the Effective Date by wire transfer as follows:

Bank:
ABA:
SWIFT:
Name:
Acct #:
Address:

3.	Representations and Warranties of Seller.

Seller represents and warrants to Buyer as follows:

(a)    Ownership of Capital Stock and Warrant of Corporation. Seller is the record and beneficial owner of the Shares and the Warrant. Seller has good and marketable title to the Shares and Warrant, and the Shares, subject only to the removal of the Legend, and Warrant shall be free and clear of any and all liens, claims, encumbrances, restrictions on transfer, taxes, options, warrants, purchase rights, commitments, equities, claims and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of the Shares and the Warrant. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Corporation.

(b)    Power to Execute Agreement. Seller has the corporate power and authority to execute, deliver, and perform this Agreement, and this Agreement is the legal and binding obligation of Seller, enforceable against it in accordance with its terms.

(c)    Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof, will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any agreement or other instrument of any description to which Seller is a party or by which Seller is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any law, rule, or regulation applicable to Seller.

(d)    Ability to Bear Risk; Business and Financial Knowledge and Experience. Seller (i) can bear the risk associated with the sale of the Shares and the Warrant, including the impact such sale may have on the relationship (business and otherwise) between the Seller and the Corporation, and (ii) has sufficient knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of Seller’s sale of the Shares and the Warrant.

(e)    Knowledge Respecting Corporation. Seller (i) knows or has had the opportunity to acquire all information concerning the business, affairs, financial condition, plans, and prospects of the Corporation that Seller deems relevant to make a fully informed decision respecting its sale of the Shares and the Warrant; (ii) has been encouraged and has had the opportunity to rely upon the advice of Seller’s legal counsel and accountants and other advisers with respect to the sale of the Shares and the Warrant; (iii) has had the opportunity to ask such questions and receive such answers and information respecting, among other things, the business, affairs, financial condition, plans, and prospects of the Corporation; (iv) acknowledges that Buyer may have material non-public information concerning the Corporation (the “Information”) and that the Information may impact the value of the Shares and the Warrant; (v) has instructed the Buyer not to provide it with Information; and (vi) is not currently, and has not for more than the past three months, been an Affiliate (as such term is used by Rule 144 promulgated under the Securities Act of 1933, as amended), of the Corporation.

(f)    Absence of Representations and Warranties. Seller confirms that neither Buyer nor anyone purportedly acting on behalf of Buyer has made any representations, warranties, agreements, or statements respecting the business, affairs, financial condition, plans, or prospects of the Corporation nor has Seller relied on any representations, warranties, agreements, or statements in the belief that they were made on behalf of any of the foregoing nor has Seller relied on the absence of any such representations, warranties, agreements, or statements in reaching Seller’s decision to sell the Shares and the Warrant.

4.	Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

(a)    Power to Execute Agreement. Buyer has the power and authority to execute, deliver, and perform this Agreement, and this Agreement is the legal and binding obligation of Buyer, enforceable against him in accordance with its terms.

(b)    Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under, any agreement or other instrument of any description to which Buyer is a party or by which Buyer is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator or any law, rule, or regulation applicable to Buyer.

5.	Further Representations and Warranties of Buyer.

Buyer further represents and warrants to Seller as follows:

(a)    Ability to Bear Risk; Business and Financial Knowledge and Experience. Buyer (i) can bear the economic risk of the purchase of the Shares and the Warrant, including the complete loss of Buyer’s investment, and (ii) has sufficient knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of Buyer’s purchase of the Shares and the Warrant.

(b)    Knowledge Respecting Corporation. Buyer (i) knows or has had the opportunity to acquire all information concerning the business, affairs, financial condition, plans, and prospects of the Corporation that Buyer deems relevant to make a fully informed decision respecting the purchase of the Shares and the Warrant; (ii) has been encouraged and has had the opportunity to rely upon the advice of Buyer’s legal counsel and accountants and other advisers with respect to the purchase of the Shares and the Warrant; and (iii) has had the opportunity to ask such questions and receive such answers and information respecting, among other things, the business, affairs, financial condition, plans, and prospects of the Corporation.

(c)    Absence of Representations and Warranties. Buyer confirms that neither Seller nor anyone purportedly acting on behalf of Seller has made any representations, warranties, agreements, or statements respecting the business, affairs, financial condition, plans, or prospects of the Corporation nor has Buyer relied on any representations, warranties, agreements, or statements in the belief that they were made on behalf of any of the foregoing nor has Buyer relied on the absence of any such representations, warranties, agreements, or statements in reaching Buyer’s decision to purchase the Shares and the Warrant.

(d)    No Distribution. Except as permitted under applicable securities laws, Buyer is acquiring the Shares and the Warrant for Buyer’s own account without a view to public distribution or resale, and Buyer has no contract, undertaking, agreement, or arrangement to transfer, sell, or otherwise dispose of any Shares, the Warrant or any interest therein to any other person.

6.	Indemnification.

(a)    Except as otherwise provided or contemplated herein, Buyer hereby indemnifies and holds Seller and its officers, directors and employees harmless from and against any losses, claims, damages, costs, liabilities, judgments, penalties or expenses of any kind whatsoever, including without limitation attorneys’ fees, directly or indirectly arising out of any breach or falsity of any covenant, representation, warranty, obligation or agreement of Buyer set forth in Sections 4 or 5 of this Agreement.

(b)    Seller hereby indemnifies and holds Buyer harmless from and against any losses, claims, damages, costs, liabilities, judgments, penalties or expenses of any kind whatsoever, including without limitation attorneys’ fees, directly or indirectly arising out of (i) breach of Seller’s representation in Section 3(e)(vi) of this Agreement or (ii) Seller’s failure to timely remove the Legends.

7.	Appointment of Proxy.

Seller hereby appoints Shawn Kreloff as proxy and attorney-in-fact, with full power of substitution, on behalf of and in the name of Seller, to represent Seller at the Annual Meeting of Stockholders of the Corporation, to be held at 3773 Howard Hughes Parkway, Suite 500 North, Las Vegas, Nevada 89169 on Monday, November 17, 2008 at 10:00 A.M., Pacific Time, and at any adjournment or adjournments thereof (the “Meeting”), hereby revoking any proxies heretofore given, and to vote, in his discretion, upon such matters as may come before the meeting. This proxy is an essential provision of this Agreement, shall be deemed coupled with an interest, and may not be revoked. In addition to the foregoing, Seller hereby agrees to vote the Shares as directed by Buyer and to execute promptly such other form of proxy with respect to the Shares as may be requested by Buyer.

8.    Further Assurances; Waiver of Claims; Covenant not to Sue or Seek Indemnification.

(a)    Seller and Buyer shall execute and deliver all such other instruments and take all such other actions as any party may reasonably request from time to time in order to effectuate the transactions provided for herein. The parties shall cooperate with each other and with their respective counsel and accountants in connection with any steps to be taken as a part of their respective obligations under this Agreement.

(b)    Notwithstanding anything to the contrary herein (including Section 6 (a) hereof), Seller hereby (i) waives any and all claims (whether at law, in equity, for indemnification, on statutory grounds or otherwise) it has or could have with respect to, or failure to provide, the Information or Buyer’s breach or alleged breach of any federal or state securities laws or regulations (collectively, the “Laws and Regulations”) and (ii) covenants and agrees that it will not assert any claims (whether at law, in equity, for indemnification, on statutory grounds or otherwise) or commence litigation against Buyer with respect to, or failure to provide, the Information or Buyer’s breach or alleged breach of the Laws and Regulations; provided, however, that the foregoing shall not preclude the Seller from asserting claims against the Buyer, but only to the extent such claim arises directly out of the Buyer’s breach of Sections 4 or 5 of this Agreement.

9.    Assignment of Rights. To the extent assignable, Seller hereby assigns all its right, title and interest in and to an agreement (and all related rights and benefits with respect thereto) between the Corporation and Seller executed December 29, 2005 (the “Letter Agreement”). Buyer acknowledges that Seller has made no representation or warranty with respect to (i) Seller’s ability to assign the Letter Agreement (and all related rights and benefits with respect thereto) to Buyer, and (ii) the enforceability of the Letter Agreement against the Corporation and Buyer hereby covenants and agrees not to sue Seller with respect to such assignment or the Letter Agreement, except to the limited extent it is necessary for Buyer to include Seller in any such action so that it may enforce the Letter Agreement against the Corporation; provided that in no event shall Seller be liable to Buyer for any claim, suit or action with respect to the Letter Agreement and Buyer shall indemnify and hold Seller and its officers, directors and employees harmless from and against any losses, claims, damages, costs, liabilities, judgments, penalties or expenses of any kind whatsoever, including without limitation attorneys’ fees, directly or indirectly arising out of any claim, suit or action with respect to the assignment of the Letter Agreement (and all related rights and benefits with respect thereto) to Buyer, including without limitation, with respect to any claim, counterclaim, or third party claim brought by Buyer or resulting from Buyer’s inclusion of Seller in any action in (ii) above.

10.    General.

(a)    Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party’s rights or obligations under this Agreement without the prior written consent of the other party hereto.

(b)    Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, inducements, and conditions express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(c)    Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and inducement, shall be governed by and construed, interpreted, and enforced in accordance with the laws of the state of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary.

(d)    Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(e)    Indulgences Not Waivers. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(f)    Costs and Expenses. Each party hereto shall bear such party’s own costs, including legal and accounting fees, incurred in connection with the negotiation and preparation of this Agreement and all matters incident thereto.

(g)    Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience of reference only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(h)    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(i)    Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(j)    Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday, or holiday.

(k)    Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

(l)    No Rescission Rights. Neither party may terminate or rescind this Agreement. In the event of any claim, action, lawsuit or the like by either party, such party shall be limited to a remedy at law for damages, if any, and shall not have the right to terminate this Agreement or to obtain any other equitable relief, other than specific performance of this Agreement or the provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Buyer:

/s/ Shawn Kreloff
Shawn Kreloff

Seller:

SHUFFLE MASTER, INC.

By:  /s/ Mark Yoseloff
Mark Yoseloff
Chief Executive Officer
Chairman of the Board